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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 000-14677
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                              DSP Technology Inc.
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            (Exact name of registrant as specified in its charter)


           48500 Kato Road, Fremont, California 94538 (510) 657-7555
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.001 per share
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the
                             duty to file reports:

      Rule 12g-4(a)(1)(i)     [X]          Rule 12h-p3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)        [ ]
      Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)       [ ]
      Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6
      Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:

                                       1
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Stratus Computer, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                             DSP TECHNOLOGY INC.

DATE:  May 28, 1999         By: /s/ Jose M. Millares, Jr.
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                                Jose M. Millares, Jr.
                                Chief  Financial Officer